EXHIBIT INDEX TO FORM N-SAR
                       OF MASSMUTUAL PARTICIPATION INVESTORS
                       FOR THE PERIOD ENDED JUNE 30, 2000




EXHIBIT NO.       DESCRIPTION


77Q(e)            New Or Amended Investment Advisory Contract






For Period Ended 06/30/00
File No. 811-5331



77Q(e) New or Amended Investment Advisory Contract


Effective January 1, 2000, Massachusetts Mutual Life Insurance Company
(the "Former Investment Adviser") assigned its rights and interest in the Investment Advisory Contract and Administrative Services dated as of October 7, 1988 between it and Registrant to David L. Babson & Company Inc., which is a majority-owned subsidiary of the Former Investment Adviser. A copy of the Assignment and Novation Agreement is attached hereto.





                   MASSMUTUAL PARTICIPATION INVESTORS
                       ASSIGNMENT AND NOVATION AGREEMENT


      This Assignment Agreement is made as of January 1, 2000, by and among Massachusetts Mutual Life Insurance Company ("Assignor"), a life insurance company organized under the laws of the Commonwealth of Massachusetts and David L. Babson and Company Inc. ("Assignee"), a Massachusetts corporation, and MassMutual Participation Investors, a Massachusetts business trust (the "Trust").

      WHEREAS, the employees of Assignor's Investment Management Division, along with its investment management business, will be transferred to the Assignee as of January 1, 2000 pursuant to a corporate restructuring (the "Restructuring");

      WHEREAS, the Assignee is an investment adviser registered with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended, and the regulations promulgated thereunder;

      WHEREAS, the Assignor is a party to that certain Investment Advisory and Administrative Services Contract dated October 7, 1988 (the "Contract"), by and between the Trust and Assignor, whereby Assignor agrees to provide investment services to the Trust;

      WHEREAS, the Assignor wishes to assign its rights, and transfer its obligations, under the Contract to Assignee, and Assignee wishes to succeed to such rights and assume the obligations of Assignor under the Contract;

      WHEREAS, the Restructuring will not result in a change in actual control or management of the Investment Management Division and accordingly will not result in an "assignment" (as defined in the Investment Company Act of 1940) of the Contract by virtue of Rule 2a-6 thereunder;

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

      1.    Assignment and Assumption.

      Effective as of January 1, 2000 (the "Effective Date"), Assignor hereby assigns, transfers and sets over to Assignee all the right, title and interest, powers, privileges and remedies of Assignor under the Contract, and Assignor hereby transfers and Assignee hereby assumes all duties, liabilities and obligations of Assignor under the Contract, with the exception of the duty to co-invest, which shall be retained by Assignor, as set forth below:

      (a) Assignor agrees to retain its duty, as set forth in Section 2 of the Contract, to request each issuer of securities which Assignor is prepared to purchase at direct placement, and which would be consistent with the investment policies of the Trust, to offer such securities also to the Trust, and Assignor will use its best efforts
          to insure that such request is acceded to.

      (b) Assignor agrees to retain its duty, as set forth in Section 5, to share expenses incurred jointly by Assignor and the Trust which are directly associated with the purchase of an issue (or part of an issue) of securities by both Assignor and the Trust or with the sale
          of securities by both Assignor and the Trust (including, without limitation, any expenses of the distribution of such securities registered for sale under the Securities Act of 1933), any such expenses to be shared by Assignor and the Trust in proportion to the
          amount each is purchasing or selling.

      (c) Assignor agrees to retain its duty, as set forth in Section 7 of the
          Contract, to invest concurrently with the Trust for its general account in each issue purchased by the Trust at direct placement, subject to such orders of the Securities and Exchange Commission as may apply.

      2.    Representations

      Each party hereby represents that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) it has power to execute and deliver this Assignment Agreement and to perform its obligations under this Assignment Agreement and has taken all necessary action to authorize such execution and delivery and performance of such obligations, (iii) its execution and delivery of this Assignment Agreement do not violate or conflict with any law, rule or regulation applicable to it, any provision of its charter or by-laws (or comparable constituent documents), any order or judgment of any court or other agency of government applicable to it or any of its assets,
(iv) all authorizations of and exemptions, actions or approvals by, and all notices to or filings with any governmental or other authority that are required to have been obtained or made by the party at the time this representation is made with respect to this Assignment Agreement have been obtained or made and are in full force and effect and all conditions of any such authorizations, exemptions, actions or approvals have been complied with, and (v) this Assignment Agreement constitutes the party's legal, valid and binding obligation, enforceable against the party in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject as to enforceability to equitable principles or general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

      3.    Trust's Agreement and Acceptance.

      The foregoing Assignment is hereby accepted and agreed to by the Trust. The Trust agrees that, except with respect to the ongoing duties of MassMutual set forth in clauses (a), (b) and (c) of Section 1, MassMutual is hereby released from its obligations under the Contract and the Trust shall look solely to Assignee for fulfillment of the obligations of MassMutual under the Contract.

      4.    Amendments

      No amendment of this Assignment Agreement will be effective unless in writing and signed by each of the parties.

      5.    Governing Law

      This Assignment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to choice of law doctrine.

      6.    Counterparts

      This Assignment Agreement may be executed in counterparts, each of which may be deemed an original.


      IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.


MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY



By:  /s/Michael D. Hays
Name:   Michael D. Hays
Title:  Senior Vice President



DAVID L. BABSON AND COMPANY INCORPORATED



By:  /s/Robert E. Joyal
Name:   Robert E. Joyal
Title:  Senior Managing Director


Agreed to and accepted by:
MASSMUTUAL PARTICIPATION INVESTORS
The foregoing agreement is executed on behalf of the Trust under a Declaration of Trust, dated April 7, 1988, as amended, and as on file with the Secretary of the Commonwealth of Massachusetts. The obligations of the foregoing agreement are not binding upon any of the Trustees, shareholders, officers, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.


By:  /s/Charles C. McCobb, Jr.
Name:   Charles C. McCobb, Jr.
Title:  Chief Financial Officer